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                                                                      Exhibit 11

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants for the WWW Internet Fund, we hereby consent to the use in this Post-Effective Amendment Number 2 of our report dated July 22, 1997 and to all references to our firm included in or made a part of this Post-Effective Amendment.



McCurdy & Associates CPA's, Inc.
October 20, 1997